As filed with the Securities and Exchange Commission on November 30, 2006
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE LAMSON & SESSIONS CO.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0349210 (I.R.S. Employer Identification No.)
25701 Science Park Drive, Cleveland, Ohio 44122-7313
(Address of Principal Executive Offices Including Zip Code)
THE LAMSON & SESSIONS CO.
NONQUALIFIED DEFERRED COMPENSATION PLAN (POST — 2004)
(Full Title of the Plan)
James J. Abel
Executive Vice President, Secretary,
Treasurer and Chief Financial Officer
25701 Science Park Drive
Cleveland, Ohio 44122-7313
(Name and Address of Agent For Service)
216/464-3400
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed Maxi-	Proposed Maxi-	Amount of
Securities to	Amount to be	mum Offering	mum Aggregate	Registration
Be Registered	Registered(1)	Price Per Share	Offering Price(1)	Fee

Deferred	$10,000,000.00	100%	$10,000,000.00	$1,070.00
Compensation
Obligations (2)

Common Shares
without par value (3)	(4)	—	—	—

(1)	Estimated solely for calculating the amount of the registration fee.

(2)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with The Lamson & Sessions Co. Nonqualified Deferred Compensation Plan (Post-2004) (the “Plan”).

(3)	One serial preference stock purchase right (a “Right”) will also be issued with respect to each Common Share. The terms of the Rights are described in the Form 8-A and Form 8-A/A filed by The Lamson & Sessions Co. (the “Registrant”) on September 9, 1998 and May 5, 2005, respectively.

(4)	Such number of Common Shares as are issuable by the Registrant in satisfaction of Deferred Compensation Obligations under the Plan involved shall not be more than 1,000,000 Common Shares.

Part II
Information Required In The Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant, with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarters ended, April 1, 2006, July 1, 2006 and September 30, 2006;

(c)	The Registrant’s Current Reports on Form 8-K, filed on April 3, 2006, April 21, 2006, May 4, 2006, and November 1, 2006;

(d)	The description of the Common Shares contained in the Registration Statement filed by the Registrant pursuant to Section 12 of the Securities Exchange Act of 1934, including any subsequently filed amendments and reports updating such description; and

(e)	The description of the Rights contained in the Form 8-A filed on September 9, 1998, as amended on May 5, 2005.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Under the Plan, the Registrant will provide eligible employees the opportunity to defer a portion of their compensation, including annual incentive compensation, paid by the Registrant. Eligible employees who elect to defer all or a portion of their annual incentive compensation under the Plan will be eligible for an employer matching contribution based on such deferrals. Eligible employees may also elect to defer excess contributions or excess aggregate contributions that cannot be contributed to a Registrant qualified plan. In addition, credits from another nonqualified plan will be transferred to the Plan. Finally, the Registrant may contribute a discretionary amount to the account of any eligible employee participant. The obligations of the Registrant under the Plan (the “Deferred Compensation Obligations”) will be unsecured general obligations of the Registrant to pay the deferred compensation and any earnings thereon in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Deferred Compensation Obligations are nontransferable. There is no public market for the Deferred Compensation Obligations. The following description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed as an exhibit to this Registration Statement.
     The amount of compensation to be deferred by each eligible employee who elects to defer compensation under the Plan will be determined in accordance with the Plan based on elections by the eligible employee. The amount of the employer matching contributions will be determined based on the formula described in the Plan. Each Deferred Compensation Obligation will be payable in accordance with the terms of the Plan. Amounts credited to employee participants’ accounts prior to January 1, 2007 will be deemed to be invested in Common Shares. Thereafter, each eligible employee’s deferred compensation will be deemed to be invested, based on preference expressed by the eligible employee, in one or more deemed investment funds selected by the Governance, Nominating and Compensation Committee of the Board of Directors of the Registrant (the “Committee”), which investment funds shall include an investment in Common Shares. Each eligible employee’s account will be credited with compensation that the eligible employee elects to defer and with discretionary contributions made by the Registrant, if any, and any gains (or losses) incurred thereon based on the deemed investment of such deferrals.
     An eligible employee’s right or the right of any other person to the Deferred Compensation Obligations cannot be alienated, anticipated, commuted, pledged, encumbered or assigned. The Deferred Compensation Obligations are not subject to the debts, contracts, liabilities, engagements or torts of any person entitled to receive benefits under the Plan.
     The Committee may amend, modify, suspend or terminate the Plan at any time, except that the Plan may not be amended in a manner that adversely affects the rights of any eligible employee to amounts previously credited to his account. Any amendment may modify or eliminate any future deferrals but cannot reduce or eliminate any other benefits under the Plan.
     The Deferred Compensation Obligations may be distributed in Common Shares to the extent that an employee participant’s account is deemed invested in Common Shares. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No other party has any authority to take action with respect to the Deferred Compensation Obligations, including the right to enforce payment of the Deferred Compensation Obligations, and each employee participant will be responsible for acting independently with respect to the enforcement of the Deferred Compensation Obligations.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 1701.13(E) of the Ohio Revised Code empowers a corporation to indemnify persons serving as its directors and officers (or serving at the request of the corporation in such capacity for another corporation) against expenses incurred in connection with actions, suits or proceedings relating to the fact that such persons were serving as directors or officers of such corporation. Article VI of the Registrant’s Amended Code of Regulations provides that the Registrant shall indemnify its directors, officers, employees and agents whose conduct meets certain standards under prescribed conditions and subject to various qualifications. Article VI of the Registrant’s Amended Code of Regulations is set forth in Exhibit 4(c) hereto and its incorporated herein by reference. The Company maintains insurance on behalf of any person who is or was or shall become a director or officer against any loss, as defined, arising from any claim, as defined, asserted against him in any such capacity, subject to certain exclusions. In addition, the Registrant maintains a fiduciary liability insurance policy which is designed to cover the Company and past, present and future directors, officers, employees or trustees of the sponsor corporation or plans while such persons are acting as fiduciaries of sponsored plans.
     The Registrant has entered into indemnification agreements with each current director as well as each of the Registrant’s executive officers. Such agreements provide that, to the extent permitted by Ohio law, the Registrant will indemnify the director or officer against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the director or officer in connection with any suit in which the director or officer is a party or otherwise involved as a result of this service as a director or as an officer if his conduct giving rise to such liability meets certain prescribed standards.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following Exhibits are being filed as part of this Registration Statement:

4(a)	Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4(a) to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-32875) filed with the Commission on August 5, 1997)

4(b)	Certificate of Adoption of Amendment to Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit A to Exhibit 4.1 to the Registrant’s Form 8-A (Commission File No. 1-00313) filed with the Commission on September 9, 1998)

4(c)	Amended Code of Regulations of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q(Commission File No. 1-00313) for the quarter ended March 31, 2001)

4(d)	The Lamson & Sessions Co. Nonqualified Deferred Compensation Plan (Post-2004)

4(e)	Rights Agreement, dated September 8, 1998, between the Registrant and National City Bank (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A (Commission File No. 1-00313) filed with the SEC on September 9, 1998)

4(f)	Amendment No. 1 to Rights Agreement, dated as of May 5, 2005, between the Registrant and the National City Bank (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A (Commission File No. 1-00313) filed with the SEC on May 5, 2005)

23(a)	Consent of Independent Registered Public Accounting Firm

23(b)	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, as of November 30, 2006.

THE LAMSON & SESSIONS CO.

By:	/s/ James J. Abel

James J. Abel Executive Vice President, Secretary, Treasurer and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of November 30, 2006.

Signature	Title

/s/ Michael J. Merriman Michael J. Merriman	Chief Executive Officer and President (Principal Executive Officer); Director

/s/ James J. Abel James J. Abel	Executive Vice President, Secretary, Treasurer and Chief Financial Officer; (Principal Financial Officer); Director

/s/ Lori L. Spencer Lori L. Spencer	Vice President and Controller (Principal Accounting Officer)

/s/ John B. Schulze John B. Schulze	Chairman of the Board; Director

* James T. Bartlett	Director

* William H. Coquillette	Director

* John C. Dannemiller	Director

* George R. Hill	Director

Signature	Title
* A. Malachi Mixon, III	Director

* D. Van Skilling	Director
     • James J. Abel, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above officers and directors (constituting a majority of the directors) pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

November 30, 2006	By:	/s/ James J. Abel

James J. Abel, Attorney-in-Fact

EXHIBIT INDEX
     The following Exhibits are being filed as part of this Registration Statement:

4(a)	Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4(a) to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-32875), filed with the SEC on August 5, 1997)

4(b)	Certificate of Adoption of Amendment to Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit A to Exhibit 4.1 to the Registrant’s Form 8-A filed with the SEC on September 9, 1998 and incorporated herein by reference)

4(c)	Amended Code of Regulations of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

4(d)	The Lamson & Sessions Co. Nonqualified Deferred Compensation Plan (Post-2004)

4(e)	Rights Agreement, dated September 8, 1998, between the Registrant and National City Bank (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed with the SEC on September 9, 1998)

4(f)	Amendment No. 1 to Rights Agreement, dated as of May 5, 2005, between the Registrant and the National City Bank (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on May 5, 2005)

5	Opinion of Counsel

23(a)	Consent of Independent Registered Public Accounting Firm

23(b)	Consent of Counsel (included in Exhibit 5)

24	Power of Attorney